Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS THIRD-QUARTER 2016 RESULTS

•
GAAP earnings per diluted share were $3.10; ongoing (non-GAAP) earnings per diluted share were $3.66. On a year-to-date basis(5), GAAP earnings per diluted share have increased 21 percent and ongoing earnings per diluted share have increased 18 percent.

•
On a full-year basis the Company expects revenue growth and margin expansion driven by strong cost reduction programs and innovative new product launches across the Company's industry-leading brand portfolio.

•
The Company updates its full-year earnings per share guidance range of $11.50 to $11.75 on a GAAP basis and $14.00 to $14.25 on an ongoing basis due to temporary U.S. demand softness as well as Brexit-related currency volatility and demand weakness in the U.K.

•
The Company continued to execute its share repurchase program, repurchasing $100 million in common stock in the third quarter; consistent with prior statements, the Company intends to repurchase stock in the fourth quarter of 2016.

BENTON HARBOR, Mich., October 25, 2016 - Whirlpool Corporation (NYSE: WHR) announced today third-quarter GAAP net earnings of $238 million, or $3.10 per diluted share, compared to $235 million, or $2.95 per diluted share, reported for the same prior-year period. Ongoing business earnings per diluted share(1) totaled $3.66 compared to $3.45 in the same prior-year period.

"In a challenging external environment, we delivered record third-quarter ongoing earnings per share by leveraging our portfolio of leading brands, innovative new products and a continued focus on cost productivity. The fundamentals of our business are strong, and as a result of our operational execution we have delivered earnings per share growth of 18 percent year-to-date," said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. "We remain focused on creating value for our shareholders and returning cash through our share repurchase and dividend programs."

Third-quarter net sales were $5.2 billion, compared to $5.3 billion in the same prior-year period. Excluding the impact of currency, sales increased slightly.

Third-quarter GAAP operating profit totaled $370 million, or 7.0 percent of sales, compared to $329 million, or 6.2 percent of sales, in the same prior-year period. Third-quarter ongoing business operating profit(2) totaled $413 million, or 7.9 percent of sales, compared to $418 million, or 7.9 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, ongoing cost productivity, unit volume growth, benefits from cost and capacity reduction initiatives and acquisition synergies offset unfavorable impacts from product price/mix and foreign currency; on a GAAP basis, results were positively impacted by lower restructuring expenses and legacy product warranty and liability expenses recognized in the prior year.

For the nine months ended September 30, 2016, the company reported cash used in operating activities of $(175) million compared to $(157) million in the same prior-year period. Whirlpool Corporation reported free cash flow(3) of $(466) million for the first nine months of 2016 compared to $(492) million in the same prior-year period.

THIRD-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported third-quarter net sales of $2.9 billion, compared to $2.8 billion in the same prior-year period. Excluding the impact of currency, sales increased 3 percent.

The region reported third-quarter GAAP operating profit of $346 million, or 12.1 percent of sales, compared to $349 million, or 12.5 percent of sales, in the same prior-year period. Ongoing business segment operating profit(4) totaled $346 million, or 12.1 percent of sales, compared to $336 million, or 12.0 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, unit volume growth and ongoing cost productivity more than offset unfavorable impacts from product price/mix and foreign currency; on a GAAP basis, prior-year results were positively impacted by the recognition of a post-retirement benefit curtailment gain.

The company now expects full-year 2016 industry unit shipments in the U.S. to increase by 3 to 4 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported third-quarter net sales of $1.3 billion, compared to $1.5 billion in the same prior-year period. Excluding the impact of currency, sales decreased by 6 percent.

The region reported third-quarter GAAP operating profit of $40 million, or 3.0 percent of sales, compared to $32 million, or 2.2 percent of sales, in the same prior-year period. Ongoing business segment operating profit(4) totaled $48 million, or 3.7 percent of sales, compared to $71 million, or 4.9 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, cost and capacity reductions and acquisition synergies were more than offset by foreign currency and product price/mix; on a GAAP basis, current period results were negatively impacted by acquisition integration costs and prior-year period results were negatively impacted by legacy product warranty and liability expenses.

The company continues to expect full-year 2016 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported third-quarter net sales of $800 million, compared to $751 million in the same prior-year period. Excluding the impact of currency, sales increased by 2 percent.

The region reported third-quarter operating profit of $45 million, or 5.7 percent of sales, compared to $31 million, or 4.2 percent of sales, in the same prior-year period, driven by favorable product price/mix and benefits from cost and capacity reduction initiatives partially offset by unit volume declines.

The company now expects full-year 2016 industry unit shipments in Brazil to decrease by 10 to 12 percent.

Whirlpool Asia

Whirlpool Asia reported third-quarter net sales of $338 million compared to $346 million in the same prior-year period. Excluding the impact of currency, sales increased 2 percent.

The region reported third-quarter GAAP operating profit of $15 million, or 4.4 percent of sales, compared to $24 million, or 6.7 percent of sales, in the same prior-year period. Ongoing business segment operating profit(4) totaled $17 million, or 4.9 percent of sales, compared to $27 million, or 7.7 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, favorable ongoing cost productivity was more than offset by product price/mix and increased investments in marketing, technology and products.

The company continues to expect full-year 2016 industry unit shipments to be flat to down 2 percent.

Regional Summary

"We are pleased with strong revenue growth, market share gains and ongoing margin expansion in North America and Latin America that overcame industry softness and currency volatility," said Marc Bitzer, president and chief operating officer of Whirlpool Corporation. "In Europe, the U.K. environment remains challenging, but we continue to execute brand and product transitions while adjusting our production levels to right-size our inventory. In Asia, we remain focused on deploying our products across our new, larger distribution network."

OUTLOOK

For the full-year 2016, Whirlpool Corporation now expects GAAP earnings per diluted share of $11.50 to $11.75 and ongoing business earnings per diluted share(1) of $14.00 to $14.25. These changes are primarily related to demand softness in the U.S. and the U.K., along with the continued devaluation of the British Pound.

For the full-year 2016, the company expects to generate cash from operating activities of $1,350 to $1,400 million and free cash flow(3) of approximately $700 million. Included in this guidance are primarily acquisition-related restructuring cash outlays of up to $150 million, legacy product warranty and liability costs of $155 million and, with respect to free cash flow(3), capital spending of $650 to $700 million.

"We are confident that our previously deployed plans will deliver a record year of performance with strong revenue growth and margin expansion as we manage through continued challenges in a volatile global environment," said Fettig. "Our long-term strategic priorities remain unchanged and we will continue to deliver shareholder value through the execution of our priorities and a balanced approach to capital allocation."

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.
(5) Our nine-month ending ongoing earnings per share represents the aggregate of first, second and third quarter 2016 compared to the same prior-year periods in 2015. The GAAP to ongoing reconciliation for each of these quarters is available in the earnings release for each quarter.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 97,000 employees and 70 manufacturing and technology research centers throughout the world in 2015. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country around the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, industry unit shipments, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) acquisition and investment-related risk, including risk associated with our acquisitions of Hefei Sanyo and Indesit, and risk associated with our increased presence in emerging markets; (3) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (4) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (5) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (6) the ability of Whirlpool to manage foreign currency fluctuations; (7) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (8) the effects and costs of governmental investigations or related actions by third parties; (9) changes in the legal and regulatory environment including environmental and health and safety regulations; (10) Whirlpool's ability to maintain its reputation and brand image; (11) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (12) information technology system failures and data security breaches; (13) product liability and product recall costs; (14) inventory and other asset risk; (15) the uncertain global economy and changes in economic conditions which affect demand for our products; (16) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (17) our ability to attract, develop and retain executives and other qualified employees; (18) the impact of labor relations; (19) Whirlpool's ability to obtain and protect intellectual property rights; and (20) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except share data)

	Three Months Ended		Nine Months Ended
	2016	2015	2016	2015
Net sales	$5,248	$5,277	$15,062	$15,331
Expenses
Cost of products sold	4,310	4,347	12,335	12,643
Gross margin	938	930	2,727	2,688
Selling, general and administrative	521	529	1,538	1,583
Intangible amortization	18	18	54	55
Restructuring costs	29	54	116	145
Operating profit	370	329	1,019	905
Other (income) expense
Interest and sundry (income) expense	26	21	95	32
Interest expense	39	41	118	124
Earnings before income taxes	305	267	806	749
Income tax expense	61	17	64	116
Net earnings	244	250	742	633
Less: Net earnings available to noncontrolling interests	6	15	34	30
Net earnings available to Whirlpool	$238	$235	$708	$603
Per share of common stock
Basic net earnings available to Whirlpool	$3.14	$2.98	$9.26	$7.64
Diluted net earnings available to Whirlpool	$3.10	$2.95	$9.16	$7.54
Dividends declared	$1.00	$0.90	$2.90	$2.55
Weighted-average shares outstanding (in millions)
Basic	75.7	78.8	76.4	78.9
Diluted	76.6	79.7	77.3	79.9

Comprehensive income	$289	$45	$900	$254

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$1,025	$772
Accounts receivable, net of allowance of $192 and $160, respectively	2,982	2,530
Inventories	3,208	2,619
Deferred income taxes	398	451
Prepaid and other current assets	974	953
Total current assets	8,587	7,325
Property, net of accumulated depreciation of $6,267 and $5,953, respectively	3,768	3,774
Goodwill	3,027	3,006
Other intangibles, net of accumulated amortization of $376 and $327, respectively	2,622	2,678
Deferred income taxes	1,853	1,850
Other noncurrent assets	333	377
Total assets	$20,190	$19,010
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,312	$4,403
Accrued expenses	709	675
Accrued advertising and promotions	677	706
Employee compensation	415	452
Notes payable	1,408	20
Current maturities of long-term debt	263	508
Other current liabilities	917	980
Total current liabilities	8,701	7,744
Noncurrent liabilities
Long-term debt	3,718	3,470
Pension benefits	960	1,025
Postretirement benefits	338	390
Other noncurrent liabilities	506	707
Total noncurrent liabilities	5,522	5,592
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 111 million shares issued, and 75 million and 77 million shares outstanding, respectively	111	111
Additional paid-in capital	2,684	2,641
Retained earnings	7,209	6,722
Accumulated other comprehensive loss	(2,176)	(2,332)
Treasury stock, 36 million and 33 million shares, respectively	(2,824)	(2,399)
Total Whirlpool stockholders’ equity	5,004	4,743
Noncontrolling interests	963	931
Total stockholders’ equity	5,967	5,674
Total liabilities and stockholders’ equity	$20,190	$19,010

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

	Nine Months Ended
	2016	2015
Operating activities
Net earnings	$742	$633
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	496	496
Curtailment gain	—	(63)
Changes in assets and liabilities:
Accounts receivable	(438)	(405)
Inventories	(518)	(397)
Accounts payable	(187)	(288)
Accrued advertising and promotions	(38)	(34)
Accrued expenses and current liabilities	72	(26)
Taxes deferred and payable, net	(149)	(44)
Accrued pension and postretirement benefits	(53)	(109)
Employee compensation	(30)	(31)
Other	(72)	111
Cash used in operating activities	(175)	(157)
Investing activities
Capital expenditures	(360)	(391)
Proceeds from sale of assets and business	55	35
Change in restricted cash	14	21
Investment in related businesses	(10)	(72)
Other	(2)	—
Cash used in investing activities	(303)	(407)
Financing activities
Proceeds from borrowings of long-term debt	491	531
Repayments of long-term debt	(507)	(278)
Net proceeds from short-term borrowings	1,369	307
Dividends paid	(221)	(200)
Repurchase of common stock	(425)	(95)
Common stock issued	24	36
Other	(2)	(5)
Cash provided by financing activities	729	296
Effect of exchange rate changes on cash and cash equivalents	2	(60)
Increase (decrease) in cash and cash equivalents	253	(328)
Cash and cash equivalents at beginning of period	772	1,026
Cash and cash equivalents at end of period	$1,025	$698

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, earnings before interest and taxes (EBIT), EBIT margin, ongoing business EBIT, ongoing business EBIT margin, ongoing business earnings, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, sales excluding currency and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net sales, reported operating profit (loss) by segment, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. GAAP net earnings available to Whirlpool per diluted share and ongoing business earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Prior-period comparisons have been recast to reflect the tax impact of adjustments as a single adjustment. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Third-Quarter 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our third-quarter adjusted effective tax rate of 16%.

	Three Months Ended
	September 30, 2016
	Operating Profit	Earnings Before Interest & Taxes(6)	Earnings per Diluted Share
Reported GAAP Measure	$370	$344	$3.10
Restructuring Expense(d)	29	29	0.37
Acquisition Related Transition Costs	14	14	0.19
Legacy Product Warranty and Liability Expense(c)	—	1	0.01
Income Tax Impact	—	—	(0.09)
Normalized Tax Rate Adjustment(b)	—	—	0.08
Ongoing Business Measure	$413	$388	$3.66

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$238
Net earnings available to noncontrolling interests	6
Income tax expense (benefit)	61
Interest expense	39
Earnings Before Interest & Taxes(6)	$344

Third-Quarter 2015 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our third-quarter adjusted effective tax rate of 19%.

	Three Months Ended
	September 30, 2015
	Operating Profit	Earnings Before Interest & Taxes(6)	Earnings per Diluted Share
Reported GAAP Measure	$329	$308	$2.95
Restructuring Expense(d)	54	54	0.68
Acquisition Related Transition Costs	9	9	0.11
Benefit Plan Curtailment Gain	(16)	(16)	(0.20)
Gain/Expenses Related to a Business Investment	—	1	0.01
Legacy Product Warranty and Liability Expense(c)	42	42	0.52
Income Tax Impact	—	—	(0.20)
Normalized Tax Rate Adjustment(b)	—	—	(0.42)
Ongoing Business Measure	$418	$398	$3.45

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$235
Net earnings available to noncontrolling interests	15
Income tax expense (benefit)	17
Interest expense	41
Earnings Before Interest & Taxes(6)	$308

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended September 30, 2016. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	September 30, 2016
	Segment Operating Profit (Loss)	Restructuring Expense(d)	Acquisition Related Transition Costs	Ongoing Business Segment Operating Profit (Loss)
North America	$346	$—	$—	$346
EMEA	40	—	8	48
Latin America	45	—	—	45
Asia	15	—	2	17
Other/Eliminations	(76)	29	4	(43)
Total Whirlpool Corporation	$370	$29	$14	$413

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended September 30, 2015. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	September 30, 2015
	Segment Operating Profit (Loss)	Restructuring Expense(d)	Acquisition Related Transition Costs	Benefit Plan Curtailment Gain	Legacy Product Warranty and Liability Expense(c)	Ongoing Business Segment Operating Profit (Loss)
North America	$349	$—	$—	$(16)	$3	$336
EMEA	32	—	—	—	39	71
Latin America	31	—	—	—	—	31
Asia	24	—	3	—	—	27
Other/Eliminations	(107)	54	6	—	—	(47)
Total Whirlpool Corporation	$329	$54	$9	$(16)	$42	$418

Full-Year 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of 19%.

	Twelve Months Ending
	December 31, 2016
	Operating Profit	Earnings Before Interest & Taxes(6)	Earnings per Diluted Share
Reported GAAP Measure	$ 1,440 - 1,470	$ 1,300 - 1,330	$ 11.50 - 11.75
Restructuring Expense(d)	200	200	2.60
Acquisition Related Transition Costs	32	32	0.42
Legacy Product Warranty and Liability Expense(c)	3	7	0.09
Income Tax Impact	—	—	(0.59)
Ongoing Business Measure	$ 1,675 - 1,705	$ 1,540 - 1,570	$ 14.00 - 14.25

(6) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. Whirlpool does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which item has historically represented a relatively insignificant amount of Whirlpool's overall net earnings -- implicates Whirlpool's projections regarding the earnings of Whirlpool's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Note: Numbers may not reconcile due to rounding.

Full-Year 2015 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 20.3%.

	Twelve Months Ended
	December 31, 2015
	Operating Profit	Earnings Before Interest & Taxes(6)	Earnings per Diluted Share
Reported GAAP Measure	$1,285	$1,196	$9.83
Restructuring Expense(d)	201	201	2.52
Acquisition Related Transition Costs	57	64	0.80
Benefit Plan Curtailment Gain	(62)	(62)	(0.78)
Gain/Expenses Related to a Business Investment	—	(46)	(0.58)
Legacy Product Warranty and Liability Expense(c)	42	42	0.53
Pension Settlement Charges(a)	15	15	0.19
Antitrust and Dispute Resolutions	21	35	0.44
Income Tax Impact	—	—	(0.57)
Ongoing Business Measure	$1,559	$1,445	$12.38

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$783
Net earnings available to noncontrolling interests	39
Income tax expense (benefit)	209
Interest expense	165
Earnings Before Interest & Taxes(6)	$1,196

Footnotes:

a.	PENSION SETTLEMENT CHARGES - During the full year 2015, we recognized expenses of $3 million and $12 million related to Canadian and EMEA pension settlements, respectively.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the third quarters of 2016 and 2015, we calculated ongoing business diluted EPS using adjusted tax rates of 16% and 19%, respectively. We anticipate a full-year effective tax of 19% for 2016 and had anticipated 22% for 2015.

c.
LEGACY PRODUCT WARRANTY AND LIABILITY EXPENSE - During the full year 2015, we recognized expenses of $39 million related to legacy product warranty and liability actions on heritage Indesit product in Europe and a $3 million charge associated with a separate product recall in North America.

d.
RESTRUCTURING EXPENSE - During the fourth quarter of 2014, we completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. These costs are primarily related to Indesit restructuring and creating a more streamlined and efficient European operation, and also relate to certain other unique restructuring events.

Free Cash Flow

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles nine months ended September 30, 2016 and 2015 and projected 2016 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Nine Months Ended September 30,
(millions of dollars)	2016	2015	2016 Outlook
Cash provided by (used in) operating activities	$(175)	$(157)	$1,350 - $1,400
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(291)	(335)	(650) - (700)
Free Cash Flow	$(466)	$(492)	~$700

Cash used in investing activities**	$(303)	$(407)
Cash provided by financing activities**	$729	$296

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Hefei Sanyo and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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